UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) December 12, 2005



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



             STATE OF DELAWARE                  1-143           38-0572515
             -----------------                  -----           ----------
         (State or other jurisdiction of     (Commission     (I.R.S. Employer
         Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                  48265-3000
      -----------------------------------------                  ----------
      (Address of Principal Executive Offices)                   (Zip Code)




        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








================================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS

On December 12, 2005, Standard & Poor's (S&P) lowered their ratings of General Motors Corporation (GM). S&P issued the following press release.


General Motors Corp. Ratings Cut To 'B/B-3', Outlook Negative

NEW YORK (Standard & Poor's) Dec. 12, 2005--Standard & Poor's Ratings Services said today that it lowered its corporate credit rating on General Motors Corp.
(GM) to 'B' from 'BB-' and its short-term rating to 'B-3' from 'B-2' and removed them from CreditWatch, where they were placed on Oct. 3, 2005, with negative implications. The outlook is negative. (The 'BB/B-1' ratings on General Motors Acceptance Corp. [GMAC] and the 'BBB-/A-3' ratings on Residential Capital Corp. [ResCap] remain on CreditWatch with developing implications, reflecting the potential that GM could sell a controlling interest in GMAC to a highly rated financial institution.) Consolidated debt outstanding totaled $285 billion at Sept. 30, 2005.
      Standard & Poor's will hold a telephone conference call on Monday, Dec. 12, 2005, at 3:30 p.m. Eastern Standard Time to discuss the rating action on General Motors (see the call-in details below). Robert Schulz and Scott Sprinzen, from the Standard & Poor's Corporate Auto Ratings Team, will be the speakers for the call. At the conclusion of their remarks, they will be available to answer questions.
      "The downgrade reflects our increased skepticism about GM's ability to turn around the performance of its North American automotive operations," said Standard & Poor's credit analyst Robert Schulz. If recent trends persist, GM could ultimately need to restructure its obligations (including its debt and contractual obligations), despite its currently substantial liquidity and management's statements that it has no intention of filing for bankruptcy.
      GM has suffered meaningful market share erosion in the U.S. this year, despite prior concerted efforts to improve the appeal of its product offerings. At the same time, the company has experienced marked deterioration of its product mix, given precipitous weakening of sales of its midsize and large SUVs, products that had been highly disproportionate contributors to GM's earnings. This product mix deterioration has partly reflected the aging of GM's SUV models, but with SUV demand having plummeted industrywide, particularly during the second half of 2005, it is now dubious whether GM's new models, set to be introduced over the next year, can be counted on to help restore the company's North American operations to profitability.
      In addition, GM is paring the product scope of its brands. The company has also announced recently that it will be undertaking yet another significant round of production capacity cuts and workforce rationalization. But the benefits of such measures could be undermined unless its market share stabilizes without the company's resorting again to ruinous price discounting.
      One recent positive development for GM has been the negotiation of an agreement with the United Auto Workers providing for reduced health care costs. Yet, this agreement (which is pending court approval) will only partly address the competitive disadvantage posed by GM's health care burden. Moreover, cash savings would only be realized beginning in 2008 because GM has agreed to make $2 billion of contributions to a newly formed VEBA trust during 2006 and 2007. It remains to be seen whether GM will be able to garner further meaningful concessions in its 2007 labor negotiations.
      This year has witnessed a stunning collapse of GM's financial performance compared with 2004 and initial expectations for 2005. In light of results through the first nine months of 2005, we believe the full-year net loss of GM's North American operations could approach a massive $5 billion--before substantial impairment and restructuring charges and that the company's consolidated net loss could total about $3 billion (again before special items). With nine-month 2005 cash outflow from automotive operations a negative $6.6 billion (after capital expenditures, but excluding GMAC), we expect full-year 2005 negative cash flow from automotive operations to be substantial. GMAC's cash generation has only partly mitigated the effect of these losses on GM's liquidity.

      Deterioration of GM's credit quality has limited GMAC's funding capabilities. On Oct. 17, 2005, GM announced that it was considering selling a controlling interest in GMAC to restore the latter's investment-grade rating. GM recently indicated that it is holding talks with potential investors. As we have stated previously, we view an investment-grade rating for GMAC as feasible if GM sells a majority stake in GMAC to a highly rated financial institution that has a long-range strategic commitment to the automotive finance sector. Even then, GMAC still would be exposed to risks stemming from its role as a provider of funding support to GM's dealers and retail customers. However, we believe a strategic majority owner would cause GMAC to adopt a defensive underwriting posture by curtailing its funding support of GM's business if that business were perceived to pose heightened risks to GMAC.
      One key factor in achieving an investment-grade rating would be our conclusions about the extent to which financial support should be attributed to the strategic partner. We will continue to monitor GM's progress in this process and the potential for rating separation; however, if the timeframe for a transaction gets pushed out, or if there is further deterioration at GM, GMAC's rating could be lowered, perhaps to the same level as GM's. Ultimately, in the absence of a transaction that will significantly limit GM's ownership control over GMAC, the latter's ratings would be equalized again with GM's.
      The ratings on ResCap are two notches above GMAC's, its direct parent, reflecting ResCap's ability to operate its mortgage businesses separately from GMAC's auto finance business, from which ResCap is partially insulated by financial covenants and governance provisions. However, we continue to link the ratings on ResCap with those on GMAC because of the latter's full ownership of ResCap. Consequently, should the ratings on GMAC be lowered, the ratings on ResCap would likewise be lowered by the same amount. Or, if the ratings on GMAC are raised, as explained above, ResCap's ratings also could be raised.
      Prospects for GM's automotive operations are clouded. The ratings could be lowered further if we came to expect that GM's substantial cash outflow would continue beyond the next few quarters due to further setbacks, whether GM-specific or stemming from market conditions. Even though the concern over the situation at GM's bankrupt lead supplier, Delphi Corp., was the primary factor behind the rating downgrade of Oct. 10, 2005, events at Delphi could precipitate a further review if GM were to experience severe Delphi-related operational disruptions or if GM agreed to fund a substantial portion of Delphi's restructuring costs. GM's rating could also be jeopardized if the company were to distribute to shareholders a meaningful portion of proceeds generated from the sale of a controlling interest in GMAC.
      GM would need to reverse its current financial and operational trends, and sustain such a reversal, before we would revise its outlook to stable.



                                      # # #



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)


Date:  December 13, 2005             By:  /s/PETER R. BIBLE
                                     ---  -----------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)